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                                                                     EXHIBIT 21


                    SUBSIDIARIES OF SOTHEBY'S HOLDINGS, INC.

       The significant subsidiaries of Sotheby's Holdings, Inc., which are wholly owned except where indicated, are as follows:

                                               JURISDICTION OF
                                                INCORPORATION
                                               ---------------

Sotheby's Holdings, Inc.                       Michigan
  Sotheby's Financial Services, Inc.           Nevada
  SPTC, Inc.                                   Nevada
  SFS Holdings, Inc.                           Delaware
    Fine Art Insurance Ltd.                    Bermuda
  Sotheby's, Inc.                              New York
  Oatshare Limited                             United Kingdom
    Sotheby's                                  United Kingdom